Exhibit 10(a)

CBS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PART B - AMENDMENT AND RESTATEMENT AS OF JULY 1, 2010

1.            Purpose.  The purpose of this Supplemental Executive Retirement Plan (“the Plan”) (combining the former CBS Supplemental Executive Retirement Plan, SERP #2 and CBS Excess Benefit Plan) is to provide to certain key employees of CBS Corporation (“CBS”) a benefit supplemental to those retirement or termination benefits which they are entitled to receive under the CBS Pension Plan Document component of the CBS Combined Pension Plan (the “CBS Pension Plan”) or the Cash Balance Plan Document component of the CBS Combined Pension Plan (the “CBS Cash Balance Plan”) and to benefit CBS by making it more attractive to such employees to remain with CBS. The Plan was previously amended and restated effective April 1, 1999.

2.            2009 Amendment and Restatement and Grandfathered Status of Benefits Accrued Prior to January 1, 2005.  The Plan is hereby again amended and restated effective as of January 1, 2009 by the adoption of Part B of the Plan, as set forth herein. Part A of the Plan, consisting of the original Plan and the amendments made prior to October 3, 2004, applies to a Participant’s benefit or any portion thereof that is considered to have been Deferred under the Plan prior to January 1, 2005 (the “Section 409A Grandfathered Benefit”), in accordance with the terms of those documents in effect from time to time prior to October 3, 2004. The Section 409A Grandfathered Benefit shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the codification of Code Section 409A. The provisions of this Part B shall apply to any portion of a Participant’s benefit that is considered to have been Deferred on or after January 1, 2005. This Part B of the Plan is intended to meet all of the requirements of Code Section 409A, so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan. With respect to the period commencing January 1, 2005 and ending December 31, 2008 and with respect to the portion of a Participant’s benefit that is considered to have been Deferred during the 2005, 2006, 2007 or 2008 calendar year, the Plan was administered in accordance with a reasonable, good faith interpretation of Code Section 409A, Treasury Regulations, Notices and other guidance issued thereunder, and such interpretation shall govern the rights of a Participant with respect to that period of time.

3.            Definitions.  Unless the context clearly indicates otherwise, the following terms when used in this Plan with initial capital letters shall have the following meanings:

A.           The term “Actuarial Equivalent” or “Actuarially Equivalent” means, with respect to a Plan Benefit, or any portion thereof, an amount of equivalent value determined on such actuarial basis as the Committee, in its sole discretion, shall determine is reasonable and appropriate and which shall be applied by the Committee in a uniform and consistent manner.

B.           The term “Aggregate Benefit” has the meaning provided in Section 6.D.

C.           The term “Beneficiary” means the beneficiary designated under this Plan to receive benefits upon the death of the Participant. A Participant’s Beneficiary will be determined pursuant to the terms of the Qualified Plan in which he participates, as in effect on his Benefit Commencement Date under this Plan.

D.           “Benefit Commencement Date” means, except as provided below, the first day of the month immediately following the later of (i) the Participant’s Separation from Service, and (ii) the Participant’s attainment of age 55. In the event a Participant makes a Subsequent Payment Election, the Benefit Commencement Date shall be the first day of the month coinciding with or next following the date upon which the Participant has elected to have payment of his Post-2004 Plan Benefit commence.

E.            The term “CBS” has the meaning provided in Section 1.

F.           The term “CBS Cash Balance Plan” means the CBS Cash Balance Plan Document component of the CBS Combined Pension Plan, as in effect on January 1, 2005 and as may be amended from time to time thereafter.

G.           The term “CBS Pension Plan” means the CBS Pension Plan Document component of the CBS Combined Pension Plan, as in effect on January 1, 2005 and as may be amended from time to time thereafter.

H.           The term “Code” means the Internal Revenue Code of 1986, as amended.

I.             The term “Committee” means the CBS Retirement Committee or any successor thereto.

J.            The term “Continuous Employment Period” has the meaning provided in the CBS Pension Plan.

K.           The term “Deferred” means that an amount is considered to be deferred within the meaning of Treasury Regulations Sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

L.            The term “Employee” means an employee of the Employer.

M.         The term “Employer” means CBS and its subsidiaries and affiliates.

N.          The term “Highly Compensated Employee” has the meaning provided in the CBS Pension Plan.

O.          The term Joint and Survivor Annuity means one of the Optional Forms of payment defined in Section 6.C.(iv) thru Section 6.C.(vi).

P.            The term “Life Annuity” means the Optional Form described in Section 6.C.(i).

Q.          The term “Normal Retirement Date” has the meaning given such term under the Qualified Plan, effective January 1, 2005.

R.           The term “Optional Forms” has the meaning provided in Section 6.C.

S.            The term “Other Death Benefit” has the meaning provided in Section 6.F.

T.            The term “Participant” has the meaning provided in Section 4.

U.           The term “Plan” means the CBS Supplemental Executive Retirement Plan, as in effect from time to time. Part A of the Plan, which is attached hereto and made a part hereof, shall apply to any portion of a Participant’s Plan Benefit that was Deferred prior to January 1, 2005. Part B of the Plan is set forth herein and shall apply to any portion of a Participant’s Plan Benefit that is Deferred on or after January 1, 2005.  Certain provisions of this Part B apply as of certain earlier effective dates as specified herein.

V.           The term “Plan Benefit” has the meaning provided in Section 5.

W.          The term “Post-2004 Plan Benefit” means any portion of a Participant’s Plan Benefit that was Deferred after December 31, 2004.

X.           The term “Pre-Retirement Death Benefit” means the benefit described in Section 6.F(i).

Y.           The term “Qualified Plan” means the CBS Pension Plan or the CBS Cash Balance Plan, as applicable.

Z.            The term “Section 409A Grandfathered Benefit” has the meaning provided in Section 2.

AA.       The term “Separation from Service” means the condition that exists when an Employee who is a Participant in the Plan and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Employee will perform after such date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer for less than 36 months). For purposes of this Section 3.AA, for periods during which an Employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Employee is treated as providing bona fide services at the level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an Employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 3.AA (including for purposes of determining the applicable 36-month (or shorter) period). For purposes of this Section 3.AA, the Employer shall be considered to include all members of the controlled group of corporations which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.” Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-l(h)(3) (or any successor regulation) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

BB.        The term “Subsequent Payment Election” has the meaning provided in Section 6.B.

CC.       The term “Transition Election” means a Participant’s election made on or before December 31, 2008 in accordance with IRS Notice 2007-86 and other applicable guidance under Code Section 409A to designate the time at which the Participant’s Plan Benefit will commence.

4.            Eligibility.

A.           The persons eligible to participate in the Plan (“Participants”) are those employees of CBS and its subsidiaries who are designated by the Committee, and whose benefit under the Qualified Plan is limited by reason of the limitation on benefits or compensation which may be taken into account under Code Section 415, or under Code Section 401(a)(17), or under any successor provisions.

B.           Effective April 1, 1999, notwithstanding any other provision of the Plan to the contrary, no person who is hired or rehired after March 31, 1999 shall thereafter participate in or accrue any benefit under the Plan.

C.           Certain Transfers on and after January 1, 2006. Notwithstanding the foregoing, effective July 1, 2010, an Employee who transferred on and after January 1, 2006 from one division of the Company or a subsidiary thereof to another division of the Company or a subsidiary thereof and was accruing benefit accrual service under the Qualified Plan on such date, will continue to participate in the Plan subsequent to any such transfer or transfers subject to satisfaction of the Plan’s eligibility requirements, provided that, if such transfer of employment occurred before July 1, 2010, such Employee was also continuously employed without interruption by the Company or a subsidiary thereof from January 1, 2006 through July 1, 2010.

Notwithstanding the foregoing, a Participant in this Plan who commences participation in the CBS Retirement Plan on August 15, 2010, shall cease to accrue benefits under this Plan after August 14, 2010.

5.            Computation of Benefit.

A.           The benefit payable to a Participant under the Plan (the “Plan Benefit”) shall be equal to the excess, if any, of (A) the Participant’s benefit under the Qualified Plan determined by disregarding the benefit or compensation limitation otherwise imposed by Code Sections 415 and 401(a)(17), or any successor provisions (determined as of the Benefit Commencement Date of the Post-2004 Plan Benefit, regardless of the actual commencement date of said benefit), over (B) the Participant’s benefit payable under the Qualified Plan (determined as of the Benefit Commencement Date of the Post-2004 Plan Benefit, regardless of the actual commencement date of said benefit), taking into account such benefit or compensation limitations, and for Participants of the CBS Pension Plan only, disregarding such Participant’s status as a Highly Compensated Employee during any calendar year after December 31, 2000. The Plan Benefit shall be computed in accordance with the foregoing using the normal form of payment under the Qualified Plan with the objective that a Participant should receive under the Qualified Plan and this Plan the total amount which would otherwise have been payable to such Participant solely from the Qualified Plan had the referenced Code Sections and Highly Compensated Employee status, as applicable, not limited his benefit payments from the Qualified Plan.

B.           The Plan Benefit of any Employee transferred during the period January 1, 2006 through June 30, 2010 who is retroactively deemed eligible to participate in this Plan pursuant to Section 4.C shall be determined considering any retroactive service credited under the Qualified Plan for the period beginning on the date of the initial transfer through June 30, 2010 and shall be calculated thereafter as provided under the Plan.

C.           For purposes of clarity, a Participant’s Section 409A Grandfathered Benefit shall be paid to the Participant at the same time and in the same form as the Participant’s benefit under the Qualified Plan is paid. The Participant’s Post-2004 Plan Benefit will be calculated as follows:

(i)            If the Participant’s Post-2004 Plan Benefit is payable at the same time as the benefits described in the first sentence of this Section 5.C, the Participant’s total Plan Benefit shall be determined as provided in Sections 5.A and 5.B above. The Participant’s Post-2004 Plan Benefit shall be equal to the Participant’s total Plan Benefit, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero).

(ii)           If the Participant’s Post-2004 Plan Benefit is not paid at the same time as the benefits described in the first sentence of this Section 5.C, the amount payable to the Participant as his Post-2004 Plan Benefit pursuant to this Part B of the Plan shall be equal to the Participant’s total Plan Benefit determined as provided in Sections 5.A and 5.B above, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero), subject to the following additional criteria. Both the Participant’s total Plan Benefit and Section 409A Grandfathered Benefit shall be determined as of the Benefit Commencement Date of the Participant’s Post-2004 Plan Benefit, regardless of the actual commencement date of the Participant’s said benefits.

D.           In no event shall a Participant’s annual compensation in excess of $550,000 be taken into account for the purpose of determining the amount of any benefit under the Plan; provided, however, that this Section 5.D. shall not apply to compensation earned in any calendar year ending prior to January 1, 1999.

6.            Payment of Plan Benefit.

A.           Time of Payment.

(i)            General.  Subject to Subsections B, E and F of this Section 6, and except as provided in a Participant’s Transition Election, the Post-2004 Plan Benefit payable to a Participant shall commence as of the Participant’s Benefit Commencement Date, provided that the first payment may be made up to 90 days after the later of (a) the Participant’s 55th birthday, and (b) the Participant’s Separation from Service. If the first payment is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment. Except as provided in Subsection B or a Participant’s Transition Election, a Participant shall not have the right to designate the tax year in which such Post-2004 Plan Benefits are payable.

(ii)           Special Rule for Separations Prior to January 1, 2009.  Subject to Subsections B, E and F of this Section 6, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not reached age 55 prior to January 1, 2009 and has not commenced the payment of his Plan Benefit prior to January 1, 2009, the Benefit Commencement Date of his Post-2004 Plan Benefit shall be his 55th birthday and the first payment shall be made within 90 days of his Benefit Commencement Date. Subject to Subsections B, E and F of this Section 6, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not commenced the payment of his Plan Benefit prior to January 1, 2009, but has reached age 55 prior to January 1, 2009, the Benefit Commencement Date of the Post-2004 Plan Benefit payable to such Participant shall be July 1, 2010 and the first payment shall be made within 90 days of his Benefit Commencement Date. If the first payment under this Section 6.A(ii) is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment.

B.           Subsequent Payment Election.  A Participant may elect, on a written form (a “Subsequent Payment Election”) acceptable to the Committee, to change the time that Post-2004 Plan Benefit payments are to commence pursuant to Subsection A of this Section 6, provided that any such election shall comply with the requirements of Treasury Regulations Section 1.409A-2(b). Any Subsequent Payment Election that satisfies the preceding requirements shall be irrevocable when made but may be superseded by one (but not more than one) Subsequent Payment Election that satisfies the requirements set forth above.

C.           Form of Payment.  The normal form of Post-2004 Plan Benefit payable to a Participant on his Benefit Commencement Date will be a Life Annuity (as described below). In lieu of receiving the Post-2004 Plan Benefit in the normal form, at any time prior to his Benefit Commencement Date, a Participant may elect, on a written form acceptable to the Committee, to receive his or her Post-2004 Plan Benefit in any one of the following forms (the “Optional Forms”), each of which are Actuarially Equivalent to the Life Annuity:

(i)            Life Annuity - a monthly benefit is paid to the Participant during his or her lifetime with no payment made after the Participant’s death.

(ii)           10-Year Certain Annuity Option - a reduced monthly benefit is paid to the Participant during his or her lifetime. If the Participant dies within the first 10 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 10-year term.

(iii)          15-Year Certain Annuity Option - a reduced monthly benefit is paid to the Participant during his or her lifetime. If the Participant dies within the first 15 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 15-year term.

(iv)         Joint and 50% Survivor Annuity Option - a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 50% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(v)          Joint and 75% Survivor Annuity Option - a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 75% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(vi)         Joint and 100% Survivor Annuity Option - a reduced monthly benefit is paid to the Participant during his or her lifetime. Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 100% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

If a Participant elects an Optional Form that provides for payments to a joint annuitant or Beneficiary, such joint annuitant or Beneficiary shall be designated at the time the Participant elects such Optional Form.

D.           Small Payment Cash-Out.  Notwithstanding any provision of the Plan to the contrary but subject to Section 6.E, if on a Participant’s Benefit Commencement Date, the Actuarially Equivalent lump sum present value of the Participant’s Post-2004 Plan Benefit and the Participant’s post-2004 benefits under any other plans with respect to which deferrals of compensation are treated as having been Deferred under a single nonqualified deferred compensation plan with the Plan under Treasury Regulation Section 1.409A-l(c)(2) (the “Aggregate Benefit”) is less than $10,000, the Participant’s entire Aggregate Benefit will be paid in such lump sum on the date the Participant’s Post-2004 Plan Benefit was otherwise scheduled to commence.

E.            Delayed Payments for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by CBS in compliance with Code Section 409A, on the date the Participant incurs a Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would constitute a “deferral of compensation” subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s Separation from Service will instead be paid on the earlier of (i) the first business day of the seventh calendar month after the date of the Participant’s Separation from Service, or (ii) the Participant’s death. Any benefit payments delayed because of the preceding sentence shall be paid in a lump sum on the date described in the preceding sentence. Any benefit payments that are scheduled to be paid more than six months after such Participant’s Separation from Service shall not be delayed and shall be paid in accordance with the schedule prescribed by Subsections A and B of this Section 6.

F.            Payments Upon Death.

(i)            Prior to Benefit Commencement Date.  In the event that a Participant dies prior to his Benefit Commencement Date, a benefit (the “Pre-Retirement Death Benefit”) will be payable to his Beneficiary pursuant to the following provisions of this clause (i).

(A)         Amount of Pre-Retirement Death Benefit.  The Pre-Retirement Death Benefit payable to the Beneficiary will be the benefit that would have been payable to the Participant under the Plan had the Participant retired on his date of death. The Pre-Retirement Death Benefit for a Participant of the CBS Pension Plan who dies prior to age 55 and whose Continuous Employment Period on the date of his death shall be five or more years but less than ten years, will be equal to the benefit payable at his Normal Retirement Date, modified as follows:

(1)          unreduced between the date he would have attained age 62 and his Normal Retirement Date, if he had lived to such points in time;

(2)          reduced at the rate of 4% for each year in the period between the date he would have attained age 55 and the date he would have attained age 62, if he had lived to such points in time; and

(3)          reduced on the basis of Actuarially Equivalent factors for each year in the period between the date of his death and the date he would have attained age 55, if he had lived to such point in time.

(B)         Time and Form of Payment.  The Pre-Retirement Death Benefit shall be paid to the Participant’s Beneficiary in an Actuarially Equivalent single lump sum payment within 90 days after the date of the Participant’s death.

(ii)           On or After Benefit Commencement Date.  In the event a Participant dies on or after the Benefit Commencement Date of his or her Post-2004 Plan Benefit, Post-2004 Plan Benefits shall continue to a joint annuitant or Beneficiary only if provided pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 6; provided, however, that if the Participant’s Beneficiary is a trust, the present value of any Post-2004 Plan Benefits required to be paid to the Beneficiary following the Participant’s death pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 6 shall be paid to the trust in a single lump sum payment within 90 days after the Participant’s date of death.

(iii)          Other Death Benefits.  The following death benefits apply to CBS Cash Balance Plan Participants:

(A)         If the Participant has elected to receive payment of his Post-2004 Plan Benefits in the form of a Life Annuity and he dies on or after his Benefit Commencement Date but before total payments have been made to the Participant that equal the product of (i) 60 multiplied by (ii) the Participant’s monthly benefit, the balance of said total payments will be payable in a single lump sum payment within 90 days after the Participant’s date of death.

(B)         If the Participant has elected to receive payment of his Post-2004 Plan Benefits in the form of a Joint and Survivor Annuity and both he and his joint annuitant die on or after the Benefit Commencement Date but before total payments have been made to the Participant and/or his joint annuitant that equal the product of (i) 60 multiplied by (ii) the monthly benefit the Participant would have received if he had elected to receive his Post-2004 Plan Benefit in the form of a Life Annuity, the balance of said total payments will be payable to the Participant’s Beneficiary in a single lump sum payment within 90 days after the later of the Participant’s or his joint annuitant’s date of death.

7.            Nonforfeiture of Benefit.  The amount of the benefit accrued under the Plan by any Participant immediately before any (i) withdrawal of approval as a Participant which was previously granted under Section 4 hereof, or (ii) termination or amendment pursuant to Section 10 hereof shall not be reduced by reason of any such event.

8.            Nonassignability of Benefits.  Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

9.            Funding.  The Plan shall be maintained as an unfunded plan which is not intended to meet the qualification requirements of Code Section 401. Establishment of the Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of CBS. Payments under the Plan shall be made in cash from the general funds of CBS and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of benefits hereunder. Nothing in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between CBS and any Participant or any other person, and CBS’s promise to make payments hereunder shall at all times remain unfunded as to any Participant.

10.         Termination; Amendment.  CBS may, at any time, by resolution of its Board of Directors, terminate or amend the Plan in such respects as it shall deem advisable, provided, however, that except to the extent required to comply with any changes in applicable law (including Code Section 409A), Part A of this Plan may not be suspended, amended, otherwise modified, or terminated without the consent of each affected Participant who had attained age 55 at the “Effective Time,” as such term is defined under the Agreement and Plan of Merger among Westinghouse Electric Corporation, Group W Acquisition Corp. and CBS Inc. Notwithstanding anything in the Plan to the contrary, in the event of a termination of the Plan, the Committee, in its sole and absolute discretion, shall have the right to change the time and form of distribution of Participants’ Post-2004 Plan Benefits, including requiring that the Actuarial Equivalent of Post-2004 Plan Benefits be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with Section 6.E above with respect to specified employees, or to fail to comply with the requirements of Code Section 409A.

11.         Operation and Administration.  The Plan shall be administered by the Committee. The Committee shall have the authority, in its absolute discretion, to exclude from the coverage of the Plan employees who would otherwise be eligible to be Participants, and to include in the coverage of the Plan employees who would not otherwise be eligible to be Participants. The Committee’s decision in all matters involving the interpretation and application of the Plan shall be final and binding. The Committee will establish such procedures and requirements, as it shall deem necessary to administer the Plan.

12.         Applicable Law.  All questions pertaining to the construction, validity, and effect of this Plan shall be determined in accordance with the laws of the State of New York, to the extent not pre-empted by Federal law.

13.         Limitation of Rights.  This Plan is a voluntary undertaking on the part of CBS. Neither the establishment of the Plan nor the payment of any benefits hereunder, nor any action of CBS, the Committee, or its designee shall be held or construed to be a contract of employment between CBS and any Participant, or to confer upon any person any legal right to be continued in the employ of CBS. CBS expressly reserves the right to discharge, discipline, or otherwise terminate the employment of any Participant at any time. Participation in this Plan gives no right or claim to any benefits beyond those which are expressly provided herein and all rights and claims hereunder are limited as set forth in this Plan.

14.         Severability.  In the event any provision of this Plan shall be held illegal or invalid, or would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain that provision.

15.         Heading, Gender and Number.  The headings to the Articles and Sections of this Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof. Unless the context clearly indicates to the contrary, in interpreting this Plan, the masculine shall include the feminine, and the singular shall include the plural.

16.         Code Section 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A. References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. This Plan shall be administered and interpreted in a manner consistent with this intent. If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations. Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither CBS nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.